CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS
Company Reports Growth in Sales of 17% and Income(1) of 27% for the Year
Company Provides 2013 Outlook of $2.15 to $2.25 EPS
BLOOMFIELD HILLS, Michigan, February 26, 2013 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the year and quarter ended December 31, 2012. For the year, the Company reported record net sales from continuing operations of $1.273 billion, an increase of 17.4% compared to 2011. The Company reported full year income from continuing operations attributable to TriMas Corporation of $33.9 million, or $0.89 per diluted share, compared to income from continuing operations of $50.8 million, or $1.46 per diluted share, in 2011. Excluding Special Items(1), full year 2012 income from continuing operations would have been $69.7 million, or $1.84 per diluted share, an increase of 16.5% as compared to full year 2011.
The Company reported record fourth quarter net sales from continuing operations of $301.0 million, an increase of 15.9% compared to fourth quarter 2011. Fourth quarter 2012 diluted loss per share from continuing operations attributable to TriMas Corporation was $0.35, as compared to earnings per share of $0.20 during fourth quarter 2011. Excluding Special Items(1), fourth quarter 2012 diluted earnings per share from continuing operations would have been $0.33, a 32.0% improvement from fourth quarter 2011.

TriMas 2012 Highlights

•	Achieved record net sales of $1.273 billion in 2012, an increase of 17.4%, due to the successful execution of numerous growth initiatives and results from bolt-on acquisitions.

•
Improved 2012 income from continuing operations(1) by 27.1%, compared to 2011. Improved diluted earnings per share(1) by 16.5%, while absorbing incremental costs related to several acquisitions and 9.1% higher weighted average shares outstanding for 2012 as compared to 2011.

•	Enhanced capital structure by issuing 4 million shares of common stock for net proceeds of approximately $79.0 million.

•	Retired 9¾% senior notes and amended credit facilities to reduce borrowing rates, extend maturities and enhance liquidity and capital structure flexibility.

•	Reduced total indebtedness from $469.9 million as of December 31, 2011 to $422.4 million as of December 31, 2012.

•	Continued to invest in a flexible manufacturing footprint and productivity projects to optimize manufacturing costs long-term, increase capacity, respond to customer needs and drive future growth.

•	Expanded geographic reach and related sales into China, Thailand, Singapore, Brazil, South Africa and New Zealand.

•
Invested approximately $89.9 million in seven bolt-on acquisitions during 2012, providing opportunities to expand existing product offerings, gain access to new customers and end markets, expand the geographic footprint and capitalize on scale and cost efficiencies.

"We are proud of our many accomplishments in 2012," said David Wathen, TriMas President and Chief Executive Officer. "Our record sales of approximately $1.3 billion, a 17.4% sales growth as compared to 2011, demonstrates we are successfully executing on our growth strategies, including bolt-on acquisitions, product innovation, market share gains and geographic expansion. In the midst of an uncertain global economic environment, we continued to identify the bright spots where we can capture growth for our businesses. We made careful decisions to accelerate growth programs that are working, as we capitalized on opportunities to drive long-term stakeholder value."

"Throughout 2012, we invested for the future as we expanded our footprint into emerging markets and low-cost countries, to better serve our global customers and secure a flexible manufacturing footprint for the future," Wathen stated. "While increasing investments in our businesses and absorbing costs related to several acquisitions, we generated $69.7 million in income from continuing operations (excluding Special Items), or $1.84 per diluted share, an increase of 16.5% and at the high end of our previously provided EPS outlook range even with our 4 million share offering during the year. We also significantly improved our capital structure. Following our equity offering in May, which enabled us to accelerate the pace of our initiatives, we refinanced our debt, significantly lowering our annual cash interest costs, extending our credit facility maturities and enhancing our liquidity and capital structure flexibility. TriMas ended 2012 as a stronger company, both financially and operationally, and is well-prepared to successfully perform in 2013."

"Our structured management processes keep us focused on continuous improvement, while empowering our teams to make fast decisions to serve our customers' needs quickly," Wathen continued. "Our ability to respond promptly and effectively provides us with opportunities to gain business and market share in times of rapid change and shifting demand. We also remain focused on our productivity and Lean projects or activities, and we will continue to use these savings to fund our growth initiatives."

"Looking forward, we remain committed to TriMas' ability to outperform the economy, and 2013 will be a year in which we continue to focus on growth, while intensifying our efforts to increase earnings, margins and cash flow. In 2013, we expect to deliver continued strong results in line with our strategic aspirations. We are estimating 2013 top-line growth of 6% to 8%, with potential acquisitions as upside, as compared to 2012. We expect full-year 2013 diluted earnings per share from continuing operations to range between $2.15 and $2.25 per share, with the midpoint representing more than 19% EPS growth compared to 2012. We continue to be confident in our ability to grow the top-line faster than the economy, grow earnings at a higher rate than revenue growth, and generate strong cash flow,” Wathen concluded.
Full Year 2012 Financial Results - From Continuing Operations

•
TriMas reported 2012 record net sales from continuing operations of $1.273 billion, an increase of 17.4% as compared to $1.084 billion in 2011. During 2012, net sales increased in five of the six reportable segments, primarily as a result of additional sales from bolt-on acquisitions, market share gains, new product introductions and geographic expansion as compared to 2011. These sales increases were partially offset by approximately $5.3 million of unfavorable currency exchange, primarily in our Packaging, Energy and Cequent Asia Pacific segments.

•
The Company reported 2012 operating profit of $127.9 million, compared to an operating profit of $131.3 million for 2011. Excluding the impact of Special Items, operating profit would have been $138.6 million in 2012. In 2012, operating profit margin (excluding Special Items) was 10.9%, as the favorable impact of ongoing productivity initiatives and operating leverage gained on higher sales levels was offset by a less favorable product sales mix, costs related to recent acquisitions including purchase accounting-related adjustments and higher costs associated with our global growth initiatives.

•
Excluding noncontrolling interests related to Arminak & Associates, 2012 income from continuing operations was $33.9 million, or $0.89 per diluted share, compared to income from continuing operations of $50.8 million, or $1.46 per diluted share, during 2011. Excluding the impact of Special Items, primarily related to debt extinguishment costs incurred in connection with the debt refinancing in fourth quarter 2012, and business and tax restructuring items, 2012 income from continuing operations would have been $69.7 million or $1.84 per share, an increase of 16.5% as compared to 2011, and at the high end of the Company's previously provided 2012 diluted earnings per share range of $1.75 to $1.85.

•
The Company reported Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) for 2012 of $27.1 million, as compared to $63.2 million in 2011, as the Company increased its investment in growth initiatives.

•
During 2012, the Company invested $46.1 million in capital expenditures (included in Free Cash Flow above) primarily in support of future growth and productivity opportunities and $89.9 million on bolt-on acquisitions.

Fourth Quarter 2012 Financial Results - From Continuing Operations

•
TriMas reported record fourth quarter net sales of $301.0 million, an increase of 15.9% as compared to $259.7 million in fourth quarter 2011. During fourth quarter, net sales increased in five of the six reportable segments, primarily as a result of additional sales from bolt-on acquisitions, market share gains, new product introductions and geographic expansion as compared to fourth quarter 2011. The effects of currency exchange did not have a material impact during the quarter.

•
The Company reported operating profit of $19.3 million in fourth quarter 2012 as compared to operating profit of $26.4 million during fourth quarter 2011. Excluding Special Items(1) related to facility consolidation and relocation projects within the Cequent segments, fourth quarter 2012 operating profit would have been $23.3 million. Fourth quarter 2012 operating profit margin was impacted by a less favorable product sales mix, costs related to recent acquisitions including purchase accounting related adjustments, and higher costs associated with our global growth initiatives. The Company continued to generate significant savings from capital investments, productivity projects and Lean initiatives, which funded growth initiatives and offset economic cost increases.

•
Excluding noncontrolling interests related to Arminak & Associates, the Company reported a fourth quarter 2012 loss from continuing operations of $13.9 million, or $0.35 per diluted share, as compared to income from continuing operations of $7.1 million, or $0.20 per diluted share, during fourth quarter 2011. Excluding Special Items(1) related to business restructuring costs, debt extinguishment costs and tax restructuring, fourth quarter 2012 income from continuing operations would have been $13.0 million, or $0.33 per diluted share, an increase of 32.0% as compared to fourth quarter 2011.

•
The Company generated Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) of $48.1 million for fourth quarter 2012, as compared to $51.2 million in fourth quarter 2011.

Financial Position

TriMas reported total indebtedness of $422.4 million as of December 31, 2012, as compared to $469.9 million as of December 31, 2011. TriMas ended 2012 with $251.1 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

Business Segment Results - From Continuing Operations(2)

Packaging - (Consists of Rieke Corporation including Arminak & Associates, Innovative Molding and the foreign subsidiaries of Englass, Rieke Germany, Rieke Italia and Rieke China)

Fourth quarter net sales increased 54.0% as compared to the year ago period primarily as a result of the Arminak acquisition in February 2012. Specialty systems product sales unrelated to the acquisition also increased due to additional demand from North American dispensing customers, while sales of industrial closures, rings and levers were down slightly. Full year 2012 net sales increased 48.5% primarily as a result of the acquisitions of Arminak in 2012 and Innovative Molding in August 2011, as well as an increase in specialty systems product sales unrelated to the acquisitions. These sales increases were partially offset by a decline in industrial closure product sales, resulting from continued weak demand throughout Europe and lower demand in North America as customers responded to uncertain economic conditions, as well as the impact of unfavorable currency exchange. Operating profit for the quarter and full year increased primarily due to higher sales levels, while the related margin percentage for both periods declined primarily due to the impact of the acquisitions related to a less favorable product sales mix and incremental acquisition-related costs, and higher selling, general and administrative costs in support of growth initiatives, partially offset by savings from ongoing productivity initiatives. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, cosmetic, pharmaceutical, nutrition and food/beverage, and expand into complementary products.

Energy - (Consists of Lamons including South Texas Bolt & Fitting and CIFAL)

Fourth quarter and full year 2012 net sales increased 14.7% and 14.0%, respectively, compared to the year ago periods, due to continued market share gains within the highly-engineered bolt product line, additional sales generated by newer branches, the acquisition of CIFAL in Brazil in July 2012 and increased levels of turnaround activity at refineries and petrochemical plants. Operating profit and the related margin percentage for the quarter and year both decreased primarily due to incremental costs related to the acquisitions, a less favorable product sales mix and higher selling, general and administrative costs in support of branch expansion. The Company continues to grow its sales and service branch network in support of its global customers. In addition, in January 2013, the Company continued to expand its global footprint and product portfolio in the rapidly growing energy market of Brazil, with the acquisition of Gasket Vedações Técnicas Ltda.

Aerospace & Defense - (Consists of Monogram Aerospace Fasteners and NI Industries)

Net sales for the fourth quarter increased 11.7% as compared to the year ago period, primarily due to improved demand for blind bolts and temporary fasteners from aerospace distribution customers resulting from new programs with airplane frame manufacturers, the recent introduction of new products and sales growth in China. This sales increase was partially offset by lower sales in the defense business related to decreased activity associated with managing the relocation to and establishment of the U.S. Army's new defense facility, which is now in the final stages of completion. Fourth quarter 2012 operating profit improved, primarily due to higher sales levels, while the related margin percentage declined slightly due to higher selling, general and administrative expenses related to due diligence costs and growth investments, as well as labor inefficiencies and start up costs related to a new facility. Full year 2012 net sales remained flat as improved demand for blind bolts and temporary fasteners from aerospace distribution customers was offset by lower sales in the defense business. Full year 2012 operating profit and the related margin percentage increased primarily as a result of the increase in aerospace product sales and a more favorable product sales mix. The Company continues to invest in this segment by developing and marketing highly-engineered products for aerospace applications, as well as bidding on new projects for defense customers. In addition, in January 2013, the Company acquired Martinic Engineering, a manufacturer of highly-engineered, precision-machined parts for commercial and military aerospace applications, including auxiliary power units, as well as electrical, hydraulic and pneumatic systems.

Engineered Components - (Consists of Arrow Engine and Norris Cylinder)

Fourth quarter net sales declined 5.5% as compared to the year ago period, due to decreased demand for industrial cylinders and lower sales of engines, gas compression products and other well-site content resulting from a reduced number of natural gas well completions as compared to fourth quarter 2011. Fourth quarter 2012 operating profit and the related margin percentage declined compared to the prior year period due to lower sales levels, decreased absorption of fixed costs and a less favorable product sales mix. Full year 2012 net sales increased 14.1% due to improved demand for engines, gas compression products and other well site content related to increased levels of oil drilling activity as compared to 2011, and the successful introduction of additional products for the well-site. Sales of industrial cylinders also increased primarily due to continued market share gains. Full year 2012 operating profit increased slightly, while the related margin percentage declined compared to the prior year period primarily due to higher sales levels and continued productivity efforts, negatively impacted by a less favorable product sales mix and lower fixed cost absorption in the engine business and higher selling, general and administrative expenses in support of increased sales levels and growth projects. The Company continues to develop new products and expand its international sales efforts.

Cequent Asia Pacific - (Consists of Cequent operations in Australia, New Zealand, Thailand and South Africa)

Net sales for fourth quarter and full year 2012 increased 27.6% and 36.3%, respectively, compared to the year ago periods, due to new business awards in Thailand, the July 2012 acquisition of New Zealand-based Trail Com and the fourth quarter 2011 acquisition in South Africa, as well as additional demand aided by improved consumer spending and increased vehicle availability. Fourth quarter operating profit and the related margin percentage declined, excluding Special Items(1) related to the manufacturing facility consolidation, as the profit earned on the higher sales levels was offset by additional manufacturing inefficiencies associated with the new facility and wind-down of the two former manufacturing facilities, higher freight costs and increased selling, general and administrative expenses in support of increased sales levels and growth projects. Full year operating profit increased, while the related margin percentage declined, excluding Special Items(1), as a result of the higher sales volumes and savings generated from productivity projects, offset by incremental costs incurred related to a consolidation of manufacturing facilities, acquisition-related costs and purchase accounting adjustments, a less favorable product sales mix and higher selling, general and administrative expenses primarily in support of growth initiatives. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions to capitalize on growth opportunities in new markets.

Cequent Americas - (Consists of Cequent Performance Products and Cequent Consumer Products)

Net sales for fourth quarter and full year 2012 increased 3.7% and 4.3%, respectively, compared to the year ago periods, resulting primarily from increased sales within the original equipment, industrial, agricultural and aftermarket channels. Sales increases were largely the result of new product introductions and continued market share gains. Fourth quarter operating profit and related margin percentage improved, excluding Special Items(1) related to the costs incurred associated with the relocation of certain production to a lower cost country, compared to fourth quarter 2011 due to increased sales levels and improved sourcing and productivity initiatives, partially offset by higher commodity costs and increased selling, general and administrative expenses in support of growth initiatives. Full year operating profit improved and the related margin percentage remained flat, excluding Special Items(1), due to increased sales levels and improved sourcing and productivity initiatives, which were partially offset by higher commodity costs, a less favorable product sales mix and increased selling, general and administrative expenses in support of growth initiatives, including acquisitions. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions and new products for increased market share in the United States and faster growing markets.

2013 Outlook

The Company is estimating that 2013 sales will increase 6% to 8% compared to 2012. The Company expects full-year 2013 diluted earnings per share from continuing operations to be between $2.15 and $2.25 per share, excluding any future events that may be considered Special Items. In addition, the Company expects 2013 Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, to be between $40 million and $50 million.

Conference Call Information

TriMas Corporation will host its fourth quarter and full year 2012 earnings conference call today, Tuesday, February 26, 2013, at 10:00 a.m. Eastern Standard Time. The call-in number is (888) 430-8705. Participants should request to be connected to the TriMas Corporation fourth quarter and full year 2012 earnings conference call (Conference ID #2416665). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #2416665) beginning February 26, 2013 at 3:00 p.m. Eastern Standard Time through March 5, 2013 at 3:00 p.m. Eastern Standard Time.

Cautionary Notice Regarding Forward-looking Statements

Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent Americas. TriMas has approximately 5,500 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(dollars in thousands)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$20,580	$88,920
Receivables, net	150,390	135,610
Inventories	238,020	178,030
Deferred income taxes	18,270	18,510
Prepaid expenses and other current assets	10,530	12,600
Total current assets	437,790	433,670
Property and equipment, net	185,030	159,210
Goodwill	270,940	215,360
Other intangibles, net	206,160	155,670
Other assets	31,040	27,990
Total assets	$1,130,960	$991,900
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$14,370	$7,290
Accounts payable	158,410	146,930
Accrued liabilities	74,420	72,120
Total current liabilities	247,200	226,340
Long-term debt	408,070	462,610
Deferred income taxes	60,370	64,780
Other long-term liabilities	84,960	64,380
Total liabilities	800,600	818,110
Redeemable noncontrolling interests	26,780	—
Total shareholders' equity	303,580	173,790
Total liabilities and shareholders' equity	$1,130,960	$991,900

TriMas Corporation
Consolidated Statement of Operations
(dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
	(unaudited)
Net sales	$301,040	$259,650	$1,272,910	$1,083,960
Cost of sales	(222,220)	(184,000)	(929,150)	(766,260)
Gross profit	78,820	75,650	343,760	317,700
Selling, general and administrative expenses	(59,440)	(49,340)	(216,170)	(186,520)
Net gain (loss) on dispositions of property and equipment	(50)	90	280	140
Operating profit	19,330	26,400	127,870	131,320
Other expense, net:
Interest expense	(5,380)	(10,110)	(35,800)	(44,480)
Debt extinguishment costs	(40,250)	—	(46,810)	(3,970)
Other expense, net	(590)	(1,960)	(3,000)	(3,130)
Other expense, net	(46,220)	(12,070)	(85,610)	(51,580)
Income (loss) from continuing operations before income tax expense	(26,890)	14,330	42,260	79,740
Income tax benefit (expense)	13,800	(7,200)	(5,970)	(28,930)
Income (loss) from continuing operations	(13,090)	7,130	36,290	50,810
Income from discontinued operations, net of income taxes	—	6,120	—	9,550
Net income (loss)	$(13,090)	$13,250	$36,290	$60,360
Less: Net income attributable to noncontrolling interests	850	—	2,410	—
Net income (loss) attributable to TriMas Corporation	(13,940)	13,250	33,880	60,360
Basic earnings (loss) per share attributable to TriMas Corporation:
Continuing operations	$(0.36)	$0.21	$0.90	$1.48
Discontinued operations	—	0.18	—	0.28
Net income (loss) per share	$(0.36)	$0.39	$0.90	$1.76
Weighted average common shares - basic	39,101,163	34,437,097	37,520,935	34,246,289
Diluted earnings (loss) per share attributable to TriMas Corporation:
Continuing operations	$(0.35)	$0.20	$0.89	$1.46
Discontinued operations	—	0.18	—	0.27
Net income (loss) per share	$(0.35)	$0.38	$0.89	$1.73
Weighted average common shares - diluted	39,680,565	34,961,772	37,949,021	34,779,693

TriMas Corporation
Consolidated Statement of Cash Flow
(dollars in thousands)

	Twelve months ended December 31,
	2012	2011
Cash Flows from Operating Activities:
Net income	$36,290	$60,360
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Gain on dispositions of businesses and other assets	(280)	(10,380)
Depreciation	25,050	25,940
Amortization of intangible assets	19,820	14,530
Amortization of debt issue costs	2,490	2,910
Deferred income taxes	(8,330)	12,680
Non-cash compensation expense	9,280	3,510
Excess tax benefits from stock based compensation	(2,730)	(3,980)
Debt extinguishment costs	46,810	3,970
Increase in receivables	(3,800)	(21,420)
Increase in inventories	(48,010)	(16,840)
(Increase) decrease in prepaid expenses and other assets	620	(890)
Increase (decrease) in accounts payable and accrued liabilities	(3,700)	25,870
Other, net	(290)	(450)
Net cash provided by operating activities, net of acquisition impact	73,220	95,810
Cash Flows from Investing Activities:
Capital expenditures	(46,120)	(32,620)
Acquisition of businesses, net of cash acquired	(89,880)	(31,390)
Net proceeds from disposition of businesses and other assets	3,000	38,780
Net cash used for investing activities	(133,000)	(25,230)
Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company's equity offering, net of issuance costs	79,040	—
Proceeds from borrowings on term loan facilities	584,670	269,150
Repayments of borrowings on term loan facilities	(404,770)	(294,370)
Proceeds from borrowings on revolving credit and accounts receivable facilities	724,500	659,300
Repayments of borrowings on revolving credit and accounts receivable facilities	(706,500)	(659,300)
Retirement of 9 3/4% senior secured notes	(250,000)	—
Senior secured notes redemption premium and debt financing fees	(42,150)	(6,890)
Distributions to noncontrolling interests	(1,260)	—
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(990)	(900)
Proceeds from exercise of stock options	6,170	1,000
Excess tax benefits from stock based compensation	2,730	3,980
Net cash used for financing activities	(8,560)	(28,030)
Cash and Cash Equivalents:
Increase (decrease) for the year	(68,340)	42,550
At beginning of year	88,920	46,370
At end of year	$20,580	$88,920
Supplemental disclosure of cash flow information:
Cash paid for interest	$31,300	$40,550
Cash paid for income taxes	$25,820	$15,710

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Packaging
Net sales	$72,910	$47,350	$275,160	$185,240
Operating profit	$12,850	$10,920	$57,550	$48,060

Energy
Net sales	$46,990	$40,970	$190,210	$166,780
Operating profit	$3,290	$4,820	$17,810	$19,740

Aerospace & Defense
Net sales	$20,580	$18,430	$78,580	$78,590
Operating profit	$5,110	$4,640	$20,820	$18,640

Engineered Components
Net sales	$45,820	$48,480	$200,000	$175,350
Operating profit	$5,370	$8,610	$27,990	$27,620

Cequent Asia Pacific
Net sales	$34,330	$26,900	$128,560	$94,290
Operating profit	$3,300	$4,180	$12,300	$13,900
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$270	$—	$3,150	$—
Excluding Special Items, operating profit would have been:	$3,570	$4,180	$15,450	$13,900

Cequent Americas
Net sales	$80,410	$77,520	$400,400	$383,710
Operating profit (loss)	$(670)	$2,100	$27,420	$32,730
Special Items to consider in evaluating operating profit (loss):
Severance and business restructuring costs	$3,690	$520	$7,530	$520
Excluding Special Items, operating profit would have been:	$3,020	$2,620	$34,950	$33,250

Corporate Expenses
Operating loss	$(9,920)	$(8,870)	$(36,020)	$(29,370)

Total Company
Net sales	$301,040	$259,650	$1,272,910	$1,083,960
Operating profit	$19,330	$26,400	$127,870	$131,320
Total Special Items to consider in evaluating operating profit:	$3,960	$520	$10,680	$520
Excluding Special Items, operating profit would have been:	$23,290	$26,920	$138,550	$131,840

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Income (loss) from continuing operations, as reported	$(13,090)	$7,130	$36,290	$50,810
Less: Net income attributable to noncontrolling interests	850	—	2,410	—
Income (loss) from continuing operations attributable to TriMas Corporation	$(13,940)	$7,130	$33,880	$50,810
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Severance and business restructuring costs	2,630	320	7,150	320
Debt extinguishment costs	26,660	—	31,060	2,460
Tax restructuring	(2,400)	1,250	(2,400)	1,250
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$12,950	$8,700	$69,690	$54,840

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Diluted earnings (loss) per share from continuing operations attributable to TriMas Corporation, as reported	$(0.35)	$0.20	$0.89	$1.46
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Severance and business restructuring costs	0.07	0.01	0.19	0.01
Debt extinguishment costs	0.67	—	0.82	0.07
Tax restructuring	(0.06)	0.04	(0.06)	0.04
Excluding Special Items, EPS from continuing operations would have been	$0.33	$0.25	$1.84	$1.58
Weighted-average shares outstanding for the three and twelve months ended December 31, 2012 and 2011	39,680,565	34,961,772	37,949,021	34,779,693

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Operating profit from continuing operations, as reported	$19,330	$26,400	$127,870	$131,320
Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	3,960	520	10,680	520
Excluding Special Items, operating profit from continuing operations would have been	$23,290	$26,920	$138,550	$131,840